For fiscal period ending (b) October 31,1995
File number 811-6443


                                SUB-ITEM 77C
             Submission of Matters to a Vote of Security Holders


     The Annual Meeting of Stockholders was held on May 16, 1995. At such meeting the Stockholders elected Directors and ratified the selection of independent accountants.






[nsar]br-595.shv[bna]